PROMOTIONAL SHARES LOCK-UP AGREEMENT


I. Parties. This Promotional Shares Lock-Up Agreement ("Agreement"), which was entered into this _____ day of August, 1997, by and between Premium Cigars International, Ltd. ("Issuer"), whose principal place of business is located in Scottsdale, Arizona, and ______________________________________________ ("Security Holder")
         witnesses that:

         A. Registration in Merit Review States. The Issuer has filed a Coordinated Equity Review application with the Securities Administrators of the States of Alaska, Arizona, Arkansas, Idaho, Indiana, Iowa, Kansas, Kentucky, Maine, Massachusetts, Michigan, Mississippi, Montana, New Mexico, North Dakota, Oklahoma, Oregon, Pennsylvania, South Dakota, Texas, Vermont, Virginia and Washington ("Administrators") and with other jurisdictions to register certain of its Equity Securities for sale to public investors who are residents of those states ("Registration");

         B. Security Holder and Promoter. The Security Holder is the owner of the Issuer's shares of common stock or similar securities and/or possesses convertible securities, warrants, options or rights which may be converted into, or exercised to purchase shares of common stock or similar securities of the Issuer. Security Holder, along with other promoters who have entered the Promotional Shares Lock-Up Agreement, are collectively referred to as "Promoters."

         C. Condition of Registration in Merit Review States. As a condition to Registration, the Issuer and Security Holder ("Signatories") agree to be bound by the terms of this Agreement.

II. Agreement to Lock-Up/Transfer Prohibitions. The Security Holder agrees not to sell, pledge, hypothecate, assign, grant any option for the sale of, or otherwise transfer or dispose of, whether or not for consideration, directly or indirectly Promotional Shares as defined in the North American Securities Administrators Association ("NASAA") Statements of Policy Regarding Corporate Securities Definitions and on Promotional Shares and all certificates representing stock dividends, stock splits, recapitalizations, and the like, that are granted to, or received by, the Security Holder while the Promotional Shares are subject to this Agreement ("Restricted Securities") on the following terms:

         A. Term of Lock-Up. The term of this Agreement shall begin on the date that the Registration is declared effective by the Administrators ("Effective Date") and shall terminate:

                  1.       Two years  following the  completion of the offering;
                           or

                  2. On the date the Registration has been terminated if no securities were sold pursuant thereto; or
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                  3.       If the  Registration  has been  terminated,  the date
                           that checks representing all of the gross proceeds that were derived therefrom and addressed to the public investors have been placed in the U.S. Postal Service with first class postage affixed; or

                  4. On the date the securities subject to this agreement become "Covered Securities," as defined under the National Securities Markets Improvement Act of 1996.

         B. Release of Certain Restricted Securities in Second Year. Beginning one year from the date of completion of the Offering, two and one-half percent (2.5%) of the Restricted Securities shall be released from the restrictions of this Agreement each quarter pro rata among the Promoters.

         C. Release of Remaining Restricted Securities after Second Year. All remaining Restricted Securities shall be released from any restriction under this Agreement on the second anniversary from the date of completion of the Offering.

         D. Securities Not Restricted. This Agreement shall not apply to any securities of the Issuer which Security Holder acquires after the effective date of the Registration and which are not related by stock dividend, stock split or recapitalization to the Restricted Securities.

III. Other Issuer or Security Holder Obligations. The Signatories agree and will cause the following:

         A. Priority of Asset Distributions. In the event of a dissolution, liquidation, merger, consolidation, reorganization, sale or exchange of the Issuer's assets or securities (including by way of tender offer), or any other transaction or proceeding with a person who is not a Promoter, which results in the distribution of the Issuer's assets or securities ("Distribution"), while this Agreement remains in effect that:

                  1. All holders of the Issuer's Equity Securities will initially share on a pro rata, per shares basis in the Distribution, in proportion to the amount of cash or other consideration that they paid per share for
                           their   Equity   Securities    (provided   that   the
                           Administrator has accepted the value of the other consideration), until the shareholders who purchased the Issuer's Equity Securities pursuant to the public offering ("Public Shareholders") have received, or have had irrevocably set aside for them, an amount that is equal to one hundred percent (100%) of the public offering's price per share times the number of shares of Equity Securities that they purchased pursuant to the public offering and which they still hold at the time of the Distribution, adjusted for stock splits, stock dividends, recapitalizations and the like; and
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                  2.       All holders of the Issuer's Equity  Securities  shall
                           thereafter participate on an equal, per share basis times the number of shares of Equity Securities they hold at the time of the Distribution, adjusted for stock splits, stock dividends, recapitalizations and the like.

                  3. The Distribution may proceed on lesser terms and conditions than the terms and conditions stated in paragraphs 1 and 2 above if a majority of the Equity Securities that are not hold by Security Holders, officers, directors, or Promoters of the Issuer, or their associates or affiliates vote, or consent by consent procedure, to approve the lesser terms and conditions.

         B. Restrictions Survive Distribution. In the event of a dissolution, liquidation, merger, consolidation, reorganization, sale or exchange of the issuer's assets or securities (including by way of tender offer), or any other transaction or proceeding with a person who is a Promoter, which results in a Distribution while this Agreement remains in effect, the Restricted Securities shall remain subject to the terms of this Agreement.

         C.       Permitted Transfers.

                  1. Restricted Securities may be transferred by will, the laws of descent and distribution, the operation of law, or by order of any court of competent jurisdiction and proper venue.

                  2. Restricted Securities of a deceased Security Holder may be hypothecated to pay the expenses of the deceased Security Holder's estate. The hypothecated Restricted Securities shall remain subject to the terms of this Agreement. Restricted Securities may not be pledged to secure any other debt.

                  3. Restricted Securities may be transferred by gift to the Securities Holder's family members, provided that the Restricted Securities shall remain subject to the terms of this Agreement.

         D. Voting Rights. With the exception of paragraph III.A.3 above, the Restricted Securities shall have the same voting rights as similar Equity Securities not subject to the Agreement.

         E.       Legend Requirements.

                  1. A notice shall be placed on the face of each stock certificate of the Restricted Securities covered by the terms of the Agreement stating that the transfer
                           of  the  stock   evidenced  by  the   certificate  is
                           restricted in accordance with the conditions set forth on the reverse side of the certificate; and
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                  2.       A typed legend shall be placed on the reverse side of
                           each stock certificate of the Restricted Securities representing stock covered by the Agreement which states that the sale or transfer of the shares evidenced by the certificate is subject to certain restrictions until _____________ (that date which is two years after the date of the completion of the
                           Offering)   pursuant  to  an  agreement  between  the
                           Security Holder (whether beneficial or of record) and the Issuer, which agreement is on file with the Issuer and the stock transfer agent from which a copy of available upon request without charge.

         F. Modification. This Agreement may be modified only with the written approval of the Administrators.

IV.      Issuer Technical Requirements. The Issuer will cause the following:

         A.       Copy  to  Administrators.   A  manually  signed  copy  of  the
                  Agreement signed by the Signatories to be filed with the Administrators prior to the Effective Date;

         B. Copy to Transfer Agent. Copies of the Agreement and a statement of the per share initial public offering price to be provided to the issuer's stock transfer agent;

         C. Stop Transfer Restrictions. Appropriate stop transfer orders to be placed with the Issuer's stock transfer agent against the sale or transfer of the shares covered by the Agreement prior to its expiration, except as may otherwise be provided in this Agreement;

         D. Uncertificated Securities. The above stock restriction legends to be placed on the periodic statement sent to the registered owner if the securities subject to this Agreement are uncertificated securities.

         Pursuant to the requirements of this Agreement, the Signatories have entered into this Agreement, which may be written in multiple counterparts and each of which shall be considered an original. The Signatories have signed the Agreement in the capacities, and on the dates, indicated.
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IN WITNESS WHEREOF, the Signatories have executed this Agreement.

PREMIUM CIGARS INTERNATIONAL, LTD.


By_____________________________________
     Steven A. Lambrecht, President



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         Signature

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         Printed Name of Security Holder


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         Title, if applicable
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